Exhibit 3.7

CERTIFICATE OF INCORPORATION
OF
QUALITY RESOURCE TECHNOLOGIES, INC.

FIRST.   The name of this corporation is QUALITY RESOURCE TECHNOLOGIES, INC

SECOND.  Its registered office and place of business in the State of Delaware is to be located at 3500 South Dupont Highway, Dover, DE, 19901, in the county of Kent, The Registered Agent in charge thereof is Incorporating Services, Ltd.

THIRD.  The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.  The corporation shall be authorized to issue 1,000 Shares at No Par Value.

FIFTH. The name and address of the incorporator is Incorporating Services, Ltd., 3500 South Dupont Highway, Dover, DE 19901

SIXTH.  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, 0i) for acts or omissions not hi good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 22nd day of July, A.D.2009.

Incorporating Services, Ltd.

By: /s/ Kelly B. Casey
Kelly B. Casey
Assistant Secretary

STATEMENT BY EVCORPORATORS(S) OF
ACTION TAKEN IN LIEU OF ORGANIZATION MEETING
OF
QUALITY RESOURCE TECHNOLOGIES, INC.

The undersigned being the incorporator(s) of the corporation make the following statement of action taken to organize the corporation in lieu of an organization meeting.

By-laws regulating the conduct of the business and affairs of the corporation as prepared by counsel for the corporation were adopted and appended to this statement.

The following person(s) were appointed director (s) of' the corporation until the first annual meeting of the stockholders or until their successors shall be elected or appointed and shall qualify:

ERNIE ZAVORAL
ROGER BRAUMFELD

The director(s) were authorized and directed to issue from time to time the shares of capital stock of the corporation, now or hereafter authorized, wholly or partly for cash, or labor done, or1 services performed, or for personal property, or real property or leases thereof, received for the use and lawful purposes of the corporation, or for any consideration permitted by law, as in the discretion of the director(s) may seem for the best interest of the corporation.

Dated: July 22,2009

Incorporating Services, Ltd.

By: /s/ Kelly B. Casey
Kelly B. Casey
Assistant Secretary